ProLung Announces the Appointment of Leavitt Partners and Mr. Rich

August 12, 2019

SALT LAKE CITY, UT / ACCESSWIRE / August 12, 2019 / ProLung, Inc. (“ProLung” or the “Company”), which is focused on reducing the time to diagnosis for lung cancer patients, announced today the appointment of Leavitt Partners to the ProLung Board of Directors with Mr. Rich McKeown acting as its designee. The appointment of Leavitt Partners, and Mr. McKeown specifically, marks the fourth new Director this year as the Company further enhances its medtech expertise and general management leadership.

Mr. Jared Bauer, interim CEO, stated, “ProLung shareholders made it clear they wanted to see our Board composition modified to include more experience and we made a promise during our 2018 Annual Meeting of ProLung Shareholders to do just that. The four new appointments to our Board this summer are proof positive that we listened and agreed. The Leadership Team and Board spent considerable time and energy evaluating exceptionally well-qualified candidates, which ultimately enabled us to reconstitute an incredibly strong Board. With today’s addition of Rich McKeown, ProLung can directly and indirectly bring the global experience, knowledge and expertise of Leavitt Partners to bear.”

Mr. McKeown, Chairman of Leavitt Partners and newly appointed ProLung Director stated, “I am pleased with the deep focus on science and technology by ProLung management and honored to join the newly reconstituted Board with its medtech experience. After serving on the ProLung Board from 2014-2017, I kept a close eye on the Company because of the severe need to make a positive difference for lung cancer patients around the world. With the newly reconstituted Board and leadership changes, I am pleased to formally re-engage with ProLung.”

About Rich McKeown and Leavitt Partners

Mr. Rich McKeown is the co-founder and Chairman of the Leavitt Partners Board of Directors. Mr. McKeown is re-joining the ProLung Board, as the Leavitt Partners’ corporate designee, after previously serving on the ProLung Board from 2014-2017. Leavitt Partners is a health care intelligence business that understands the emerging role of value in health care. In previous roles, Mr. McKeown served as chief of staff for Mike Leavitt at the U.S. Department of Health and Human Services (HHS). At HHS, he directed and coordinated the activities of the largest department in the federal government, serving as the Secretary’s day-to-day manager for a department that employed 67,000 people and had an annual budget in excess of $840 billion. He also led the negotiations between China and the FDA regarding Drug, Device and Food issues which led to landmark agreements in 2008 and paved the way for the placement of US-FDA offices around the world. Mr. McKeown also served as senior counselor and chief of staff to Administrator Mike Leavitt at the U.S. Environmental Protection Agency (EPA). Mr. McKeown co-authored with Mike Leavitt the highly-acclaimed book titled Finding Allies, Building Alliances. Prior to his public service in Washington, D.C., Mr. McKeown served as chief of staff to Governor Mike Leavitt and as commissioner of the Utah State Tax Commission. Mr. McKeown currently resides in Salt Lake City, Utah and received his juris doctorate from the University of Utah and bachelor’s degree from Ohio University.

Leavitt Partners is a health care intelligence business. They help their clients successfully navigate the evolving role of value in health care by informing, advising, and convening industry leaders on value market analytics, alternative payment models, federal strategies, insurance market insights and alliances. Through their family of businesses, they provide investment support, data and analytics, member-based alliances and direct services to clients to support decision-making strategies in the value economy. They understand the emerging role of value in health care and the significance of this development to the future of their clients. Their insights and tools in this vital arena can help their clients make smart decisions, successfully navigating from today’s uncertainty to tomorrow’s prosperity.

About Lung Cancer

Lung cancer is the leading cause of cancer deaths worldwide, killing more than colorectal, breast and prostate cancers combined. There is a severe unmet clinical need to reduce the time required to determine malignancy in patients diagnosed with IPNs. Patients with IPNs can wait months, or even years, receiving multiple CT scans to confirm malignancy in the lungs. This wait often proves fatal as the cancer advances and spreads. In 2015, the Centers for Medicare and Medicaid Services (CMS) implemented the first national lung cancer screen utilizing a low-dose CT scan (LDCT) of the chest for high-risk adults, which was based in part on a 2013 recommendation by the US Preventive Services Task Force (USPSTF). The screen will amplify this clinical need as up to 24 million patients with IPNs may experience a narrowing treatment window as they wait.

About ProLung, Inc.

ProLung is a world leader in innovative predictive analytics technology and non-invasive tests for the risk stratification of indeterminate pulmonary nodules in the lung. ProLung’s mission is to ‘make a difference in time’ for lung cancer patients. The Company develops, tests and commercializes solutions which are designed to accelerate the time to diagnosis and expand the therapeutic window for lung cancer patients. ProLung’s predictive analytics platform for lung cancer risk stratification is approved for sale in the European Economic Area (CE0120) and investigational use in the USA.

Forward-Looking Statements

Statements contained in this release which are not purely historical, including, without limitation statements regarding ProLung’s future performance and goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the ProLung’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties include inherent risks and uncertainties relating to ProLung’s ability to meet its funding requirements for its operations and other commitments and to obtain successful test results and regulatory approvals for its products. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize%

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